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                                  PRESS RELEASE

                  September 15, 1997 -- K & F Industries, Inc. announced today that its Board of Directors and major shareholders have approved a plan under which K & F will purchase the equity interests held in it by Loral Space & Communications (NYSE: LOR) and Chase Capital Partners, L.P., as well as a portion of the interests held by other shareholders. The transaction provides for K & F to repay all of its existing indebtedness as well as to repurchase a portion of its equity capital, resulting in its two major shareholders owning 100 percent of the company. Funding for the transaction will be provided by a new senior credit facility and the issuance of new senior subordinated notes. The transaction is expected to close in mid-October.

                  Based on its continued strong financial performance, the transaction will enable the closely held K & F to provide liquidity to its shareholders while maintaining a strong financial foundation for the future. Under the plan, Bernard L. Schwartz, chairman and chief executive officer of K & F, will increase his ownership of the company to 50 percent from 23 percent. Certain merchant banking partnerships affiliated with Lehman Brothers Holdings Inc. will own the remaining 50 percent, approximately maintaining their current ownership position. K & F's other exiting shareholders, including Loral and Chase, will sell all of their shares of the company back to K & F for cash.

                  Under the provisions of the plan, K & F will repurchase $140 million principal amount of its 10-3/8 percent Senior Subordinated Notes due 2004 together with accrued and unpaid interest. The repurchase of the Subordinated Notes, at a premium and based on a formula more fully described below, will be effected through a tender offer and consent solicitation commenced by K & F today.

                  Financing for the plan will be provided by a new credit facility, underwritten by Lehman Commercial Paper Inc., consisting of a $272 million term loan facility and a $100 million revolving credit facility. In addition, K & F intends to issue approximately $185 million of new Senior Subordinated Notes due 2007, pursuant to a Rule 144A offering. These securities will not be registered under the Securities Act of 1933 and may not be offered or sold absent an appropriate exemption from applicable registration requirements.

                  Mr. Schwartz stated: "The benefits produced by this transaction for all involved parties include maintaining the continuity of K & F's successful management team, providing for the future financial security of the company and allowing K & F to maintain its leadership position as a major manufacturer of aircraft wheels, brakes and anti-skid systems for the aviation industry."

                  In addition, Mr. Alan Washkowitz, managing director and a member of the Lehman Brothers Merchant Banking Group, stated: "We are delighted to maintain our ownership in K & F. We believe the company is well-positioned for future growth and continued strong profitability under management's strong leadership."
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Debt Tender Offer

                  Under the terms of the transaction, K & F is offering to repurchase the Subordinated Notes through a tender offer and solicitation of consents. The total consideration to be paid for validly tendered Subordinated Notes and properly delivered consents will be based upon the yield to September 1, 2000 (the first date on which the Subordinated Notes are redeemable) using a fixed spread of 150 basis points over the yield on the 6-1/4% U.S. Treasury due August 31, 2000, which includes a consent payment of $10.00 per $1,000 principal amount of Subordinated Notes. Using the fixed spread formula, the purchase price for the Subordinated Notes will be set at 2:00 p.m., New York City time, on October 8, 1997.

                  In conjunction with the tender offer, K & F is soliciting consents to certain proposed amendments to the Indenture governing the Subordinated Notes, which amendments would eliminate most restrictive covenants contained in the Indenture. Holders who tender their Subordinated Notes will be required to consent to the proposed amendments, and holders may not deliver consents without tendering their Subordinated Notes.

                  The tender offer expires at 12:00 midnight, New York City time, on October 10, 1997, unless extended. The consent solicitation expires at 5:00 p.m., New York City time, on September 26, 1997, if on such date K & F has received duly executed consents from holders representing a majority in principal amount of the Subordinated Notes, or such later date on which the Company receives such consents. Holders who tender their Subordinated Notes after the expiration of the consent solicitation will not be entitled to receive the consent payment. The tender offer and consent solicitation are subject to the closing of a new credit facility, the issuance by K & F of new senior subordinated notes, and certain other customary conditions.

                  Holders should tender their Subordinated Notes pursuant to instructions set forth in the Offer to Purchase and Consent Solicitation Statement, which is being mailed to all holders of Subordinated Notes and sets forth more fully the terms and conditions of the tender offer and consent solicitation.

                  Additional copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from MacKenzie Partners, Inc., the information agent, at (800) 322-2885.

                  Lehman Brothers Inc. is the dealer manager for the tender offer. All inquiries regarding the terms of the tender offer and consent solicitation should be made to David B. Parsons of Lehman Brothers at (800) 438-3242 or (212) 528-7581.

                  This release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

The Company

                  K & F Industries, Inc., is one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial, general aviation and military aircraft,
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supplying approximately 22% of the worldwide market for these products. K & F is also the leading worldwide manufacturer of aircraft fuel tanks as well as a producer of aircraft iceguards, inflatable oil booms and other products made from coated fabrics for commercial and military applications.



CONTACT:       K & F Industries, Inc.
               Kenneth M. Schwartz, 212/297-0900
               or
               Loral Space & Communications Ltd.
               Jeannette H. Clonan, 212/697-1105